Exhibit 10.2
2019 Target Bonus Program
On June 19, 2019, the Compensation Committee of the Board (the “Compensation Committee”) approved a 2019 incentive bonus program (the “2019 Bonus Program”) for the Company’s executive officers and other employees.  The Compensation Committee structured target bonuses for the fiscal year 2019 so that payouts would be determined based in part on achievement against corporate objectives, including:
·    Non-GAAP net income from operations for 2019;
·    Free cash flow for 2019; and
·    Completion of research and development product milestones in 2019.
For target bonuses for the fiscal year 2019, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives.  While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned.
The 2019 performance goals approved by the Compensation Committee take into account the anticipated impact on the Company’s business for the remainder of 2019 arising from Huawei Technologies and certain affiliates being placed on the “Entity List”.
It is expected that, in the first quarter of 2020, the Compensation Committee will review the Company’s fiscal year 2019 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to fiscal year 2019.